Exhibit 99.1

Media Release

PEABODY’S BOARD APPOINTS JAMES GRECH AS THE COMPANY’S NEXT PRESIDENT AND CEO

ST. LOUIS, May 3, 2021 – Following an extensive search process, Peabody’s Board of Directors today announced the appointment of James (Jim) Grech to the position of President and Chief Executive Officer effective June 1, 2021.

“On behalf of the full board, I’d like to welcome Jim to Peabody. Jim’s extensive operational, commercial and financial experience in mining, utilities and other fuel sources will be instrumental to Peabody’s success moving forward,” said Bob Malone, Chairman of the Board. “I’d also like to thank Glenn for his dedicated service during a very difficult time for the company and for his commitment to facilitate an orderly transition.”

Jim has over 30 years of experience in the coal and natural resources industries, most recently serving as Chief Executive Officer of Wolverine Fuels, a U.S. thermal coal producer and marketer. Prior to joining Wolverine Fuels, Jim served as President of Nexus Gas Transmission as well as the Chief Commercial Officer and Executive Vice President of Consol Energy. Jim holds a Bachelor of Science in Electrical Engineering from Lawrence Technological University and an MBA from the University of Michigan.

“I look forward to joining Peabody’s talented workforce and shaping the company’s strategic path forward to maximize value for all stakeholders,” said Jim Grech. “I’m impressed by the significant strides the company has made during a difficult period and am excited to further improve the competitiveness of Peabody.”

Pursuant to the previously announced employment transition agreement, Glenn Kellow, current President and Chief Executive Officer of Peabody, will step down from his position upon the effective date of Jim’s appointment. In addition, should Glenn be re-elected as a director at the company’s upcoming Annual Meeting of Shareholders scheduled for May 6, 2021, the board currently expects to appoint Jim to replace Glenn and serve as a board member until the next Annual Meeting contemporaneously at the effective date of his employment. Jim is also expected to be appointed to serve on the Executive Committee of the Board.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:

Alice Tharenos

314.342.7890

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